Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by NexMed, Inc (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of NexMed, Inc dated November 14, 2006. We agree with the statements concerning our Firm in such Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY

November 17, 2006